Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-292475 and No. 333-293091) on Form S-3, (No. 333-279771, No. 333-287599, No. 333-290585 and No. 333-290586) on Form S-1, and (No. 333-291546) on Form S-8 of our report dated March 25, 2026, with respect to the consolidated financial statements of Medicus Pharma Ltd.

/s/ KPMG LLP

New York, New York
March 25, 2026